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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 22, 1999, except for the last paragraphs of Notes 7 and 8 which are as of September 16, 1999, relating to the financial statements of eMed Technologies Corporation, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1998 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the headings "Experts" in such Prospectus.

PricewaterhouseCoopers LLP
Boston, Massachusetts

September 17, 1999